Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-227116) on Form N-2 of Saratoga Investment Corp. of our reports dated May 6, 2020 with respect to the consolidated statements of assets and liabilities, including the consolidated schedules of investments, as of February 29, 2020 and February 28, 2019, and the related consolidated statements of operations, changes in net assets, and cash flows for each year ended February 29, 2020, February 28, 2019 and February 28, 2018, and the related notes to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Saratoga Investment Corp. included in this Annual Report (Form 10-K) of Saratoga Investment Corp. for the year ended February 29, 2020.

We also consent to the reference to our firm under the headings “Selected Consolidated Financial Data”, “Controls and Procedures—Attestation Report of the Registered Public Accounting Firm” and “Principal Accounting Fees and Services” in the Form 10-K.

/s/ Ernst & Young LLP

New York, New York

May 6, 2020